SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is entered into as of November 17, 2009 (the “Effective Date”) by and between Plantronics, Inc., a Delaware corporation (the “Company”) and S. Kenneth Kannappan (the “Executive”) and amends and restates in its entirety the Amended and Restated Employment Agreement entered into between the Company and the Executive on January 26, 2009.

RECITALS

A.           The Executive is currently employed by the Company.

B.           The Company and the Executive desire to enter into an agreement that clarifies the rights and obligations of the Company and the Executive in connection with Executive’s employment with the Company and in the event that the Executive’s employment with the Company terminates under certain circumstances.

C.           The Company believes it is in the best interest of the Company and its stockholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

D.           The Company believes that it is imperative to provide the Executive with certain enhanced severance benefits upon the Executive’s termination of employment following a Change of Control.  These benefits will provide the Executive with financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

E.           This Agreement amends and restates the Amended and Restated Employment Agreement dated January 26, 2009 between the Company and the Executive.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Employment and Duties.  During the Employment Period (defined in paragraph 2 below), the Executive will serve as President and Chief Executive Officer of the Company and such of the Company’s other affiliates and subsidiaries as the Board of Directors of the Company (the “Board”) may from time to time direct.  The duties and responsibilities of the Executive shall include the duties and responsibilities for the Executive’s corporate offices and positions as set forth in the Company’s bylaws from time to time in effect and such other duties and responsibilities as the Board may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive’s corporate offices and positions.  The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.  The Executive also serves as a member of the Board, and during the Employment Period agrees to serve in such capacity without additional compensation.  If the Executive is elected or appointed as an officer or director of any of the Company’s affiliates or subsidiaries during the Employment Period, then he shall also serve in such capacity or capacities but without additional compensation.

2. Employment Period.  The employment period (the “Employment Period”) shall begin upon the Effective Date and shall continue thereafter for an initial term of one (1) year, unless sooner terminated in accordance with paragraph 10 below.  After the initial one (1)-year Employment Period, or any extension term, this Agreement shall be automatically extended for additional one (1)-year terms, unless sooner terminated in accordance with paragraph 10 below or unless either party provides written notice of non-renewal to the other at least 90 days prior to the end of the then current term.  Notwithstanding the foregoing, if a Change of Control occurs at any time during the Employment Period, the term of this Agreement shall extend automatically through the date that is twenty-four (24) months following the effective date of the Change of Control.

3. Place of Employment.  The Executive’s services shall be performed at the Company’s principal executive offices in Santa Cruz, California.  The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary.  For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of not less than $627,000.   The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.  The Company agrees to review the Base Salary at least annually, and to make such increases therein as the Board may approve.

5. Incentive Bonus.  Beginning with the Company’s current fiscal year and for each fiscal year thereafter during the Employment Period, the Executive will be eligible to receive Quarterly and Annual bonuses (together, the “Incentive Bonus”) based upon certain financial criteria set by the Compensation Committee of the Board, including revenue and profitability targets and other organizational milestones.  The Incentive Bonus payable hereunder shall be payable consistent with the Company’s past practices and policies, but shall be payable no later than the fifteenth day of the third month following the later of the end of the Executive’s taxable year or the end of the Company’s taxable year following the date the Incentive Bonus is no longer subject to a substantial risk of forfeiture.

6. Expenses.  The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement, provided that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

7. Other Benefits.  During the Employment Period, the Executive shall be entitled to all of the fringe benefit programs that the Company and its subsidiaries make available to senior officers in accordance with the terms and conditions of such programs.

8. Vacations and Holidays.  The Executive shall be entitled to paid vacations and holidays in accordance with the Company’s policies in effect from time to time for its senior executive officers.  The Executive shall be entitled to accrue into the following year vacation unused in a given year, provided that the total vacation balance at any time shall not be twice the annual vacation allowance.

9. Other Activities.  The Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness.  However, the Executive may devote a reasonable amount of his time to civic, community or charitable activities and, with the prior written approval of the Board, to serve as director of other corporations, provided that such activities do not materially interfere with the Executive’s obligations hereunder (except that the Executive shall in any event be permitted to continue serving on the board of directors of Mattson Technology, Inc.).

10. Severance Benefits.

(a) Termination for any Reason Other than for Cause.  If the Executive’s employment terminates for any reason (other than for Cause) on or after the Effective Date, and the Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”), then, in exchange for the consideration set forth in this Agreement including but not limited to the Covenant Not  to  Compete or Solicit found in paragraph 13, and subject to this paragraph 10, Executive shall receive the following for the period of twenty-four (24) months following the Termination Date (the “Severance Payment Period”): (i) continued cash compensation payments equal to seventy-five percent (75%) of the average of the cash compensation earned in the four (4) full fiscal quarters immediately preceding the Termination Date; provided, however, that during fiscal year 2011, the time period for calculating seventy-five percent (75%) of the average of the cash compensation earned shall be measured by the cash compensation earned in the eight (8) full fiscal quarters immediately preceding the Termination Date and in fiscal year 2012 and thereafter, the time for calculating seventy-five percent (75%) of the average cash compensation earned shall be measured by the cash compensation earned in the twelve (12) full fiscal quarters immediately preceding the Termination Date and (ii) the continued provision of “Company Benefits,” including “Medical Benefits” (as defined in paragraph 11(c)). If Executive voluntarily reduces his compensation as a cost reduction measure, Executive’s continued cash compensation payment shall not be calculated as outlined in subsection (i) of this section, but instead, the continued cash compensation payment calculation shall equal seventy-five percent (75%) of the average of the cash compensation earned in the number of full fiscal quarters as specified in subjection (i) of this section as if the voluntary reduction was not implemented. To remove any ambiguity in the foregoing amount, after the foregoing payments are completed, the Executive shall have received a total of 1.5 times the average of the cash compensation payments earned in the number of full fiscal quarters as specified in subjection (i) of this section (disregarding any voluntary reduction of the Executive’s cash compensation). “Cash compensation” as used in this paragraph shall mean Base Salary and Incentive Bonus earned in the applicable fiscal quarters, even if the amounts are paid in subsequent periods.  The cash compensation shall be payable at the same time(s) as payable to employees of the Company.  Such payments and the provision of Company Benefits shall be discontinued and the Company shall be entitled to a refund of all compensation paid upon a breach by the Executive of his obligations under paragraph 12 (Proprietary Information ) or paragraph 13 (Covenant Not to Compete or Solicit) hereof.

(b)  Termination for Cause.  If the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits under this Agreement, but will be entitled to receive benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination for similar types of terminations.

(c) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control.  If the Company terminates the Executive’s employment with the Company without Cause or if the Executive resigns from such employment for Good Reason, and such termination occurs on or within twenty-four (24) months after a Change of Control, and the Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than the Release Deadline, then subject to this paragraph 10, Executive shall receive the following:

(i) Accrued Compensation.  The Company shall pay the Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment.  The Executive shall receive a lump-sum payment (less applicable withholding taxes) equal to the sum of (A) three hundred percent (300%) of the Executive’s Base Salary as in effect immediately prior to the Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control, (B) one hundred percent (100%) of the Executive’s quarterly target Incentive Bonus, and (C) one hundred percent (100%) of the Executive’s annual target Incentive Bonus. If Executive voluntarily reduces his compensation as a cost reduction measure, Executive’s lump-sum payment for purposes of this subsection shall be calculated based on Executive’s Base Salary, quarterly target Incentive Bonus, and annual target Incentive Bonus before a voluntary reduction was taken of Executive’s compensation.

(iii) Continued Employee Benefits.  If the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or the California Continuation Benefits Replacement Act, as amended (“Cal-COBRA”) for periods of coverage beyond that permitted by COBRA for the Executive and the Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, or Cal-COBRA, as applicable, the Company shall reimburse the Executive for the COBRA (or, if applicable, Cal-COBRA) premiums for such coverage (at the coverage levels in effect immediately prior to the Executive’s termination) until the earlier of (A) a period of thirty-six (36) months from the last date of employment of the Executive with the Company, or (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements shall be made by the Company to the Executive consistent with the Company’s normal expense reimbursement policy.

(d) Timing of Payments.

(i) If the release of claims does not become effective by the Release Deadline, the Executive shall forfeit any rights to severance or benefits under paragraph 10 of this Agreement.  In no event shall severance payments or benefits be paid or provided pursuant to paragraph 10 until the release of claims actually becomes effective.  In the event the termination occurs at a time during the calendar year where the release of claims could become effective in the calendar year following the calendar year in which the Executive’s termination occurs (whether or not it actually becomes effective in the following year), then any severance payments or benefits to which the Executive becomes entitled under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in paragraph 10(h)(i)) shall be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the date the release of claims actually becomes effective, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in paragraph 10, or (iii) such time as required by paragraph 10(h).

(ii) Unless otherwise required by paragraph 10(h), the Company shall pay any severance payments (as provided for in paragraph 10(c)), in a lump-sum payment payable within thirty (30) days following the Executive’s Termination Date; provided, however, that no severance or other benefits shall be paid or provided until the release of claims discussed in paragraph 10 becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between the Executive’s Termination Date and the date such release becomes effective and irrevocable shall be paid on the date the release becomes effective and irrevocable.  If the Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to the Executive’s designated beneficiary, if living, or otherwise to the personal representative of the Executive’s estate.

(e) Exclusivity of Payments.  Notwithstanding anything in this Agreement to the contrary, if the Executive receives payments or benefits pursuant to paragraph 10(a) of this Agreement, then such payments or benefits shall be in lieu of any payments or benefits that the Executive may be entitled to pursuant to paragraph 10(c) of this Agreement.  If the Executive receives payments or benefits pursuant to paragraph 10(c) of this Agreement, then such payments or benefits shall be in lieu of any payments or benefits that Executive may be entitled to pursuant to paragraph 10(a) of this Agreement.  If the Executive is entitled to receive payments or benefits pursuant to both paragraphs 10(a) and 10(c) of this Agreement, the Executive shall receive the payments or benefits provided pursuant to either (but not both) paragraphs 10(a) or 10(c), whichever of the foregoing shall provide him the greater economic benefit.

(f) Death/Disability.  In the event the Executive’s employment with the Company terminates by reason of the Executive’s death or Disability, the Company shall be obligated as follows:

(i) Death. The Company will during the life of Executive and while he remains employed by the Company pay for a term life insurance policy that will pay to the beneficiary or beneficiaries designated by the Executive to the Company in writing or, absent such designation, to the representative of the Executive’s estate the sum of five million dollars ($5,000,000.) If Executive leaves the Company for any reason, Executive shall be permitted to take the policy with him provided that as of the date of his termination from the Company, Executive shall pay from his own account all costs to maintain the policy.

(ii) Disability.  During the time the Executive is employed by the Company, the Company shall pay for a disability insurance policy that will pay to Executive upon his termination from the Company by reason of his Disability a benefit of one million five hundred thousand dollars ($1,500,000) payable in accordance with the terms of such policy.

(g) Equity.  In the event of a Change of Control or termination of the Executive’s employment on or following the Change of Control, the unvested equity awards held by the Executive shall be affected as follows:

(i) Change of Control.  In the event of a Change of Control, and subject to the Executive’s continued employment with the Company through the effective date of such Change of Control, all outstanding equity awards shall vest in full as to one hundred percent (100%) of the unvested portion of the award.

(ii) Involuntary Termination, Death or Disability.  If the Executive’s employment terminates as a result of Involuntary Termination (other than for Cause), or terminates under circumstances described in paragraph 10(f), then that portion of any outstanding equity awards which would vest had employment continued for the next succeeding eighteen (18) months shall automatically be accelerated and the Executive shall become fully vested in such common stock and/or shall have the right to exercise all or any portion of such option to acquire common stock, in addition to any portion of the option exercisable prior to such termination.

(iii) Voluntary Resignation after the Effective Date.  If the Executive’s employment terminates by reason of the Executive’s voluntary resignation on or after the Effective Date, then that portion of any outstanding equity awards which would vest had employment continued for the next succeeding twelve (12) months shall automatically be accelerated and the Executive shall become fully vested in such common stock and/or shall have the right to exercise all or any portion of such option to acquire common stock, in addition to any portion of the option exercisable prior to such termination.

(iv) Termination for Cause.  In the event of a termination of the Executive’s employment for Cause, all unvested equity awards shall terminate upon the Termination Date.

(h) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

11. Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Cause.  “Cause” shall mean the Executive’s (i) conviction of a felony, act of fraud against, or the misappropriation of property belonging to the Company, (ii) willful misconduct that is demonstrably and materially injurious to the Company, or (iii) continued material violations of his obligation under the Employee Agreement (defined in paragraph 12) or under paragraphs 1, 9 or 13 of this Agreement after there has been delivered to the Executive a written demand for performance from the Company that describes such violations.

(b) Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i) Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company.  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Company Benefits.  “Company Benefits” shall mean the Company’s Medical Benefits (defined below), its Automobile Expense Reimbursement Program, and its disability, life or other group insurance benefits to the extent the Executive is receiving such benefits immediately prior to the Termination Date, or such comparable alternative benefits or payments as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Executive under this Agreement.  “Medical Benefits” shall mean the Group Medical/Dental Plan and the Exec-U-Care Medical Reimbursement Insurance Program, as currently in effect (as adjusted for all then current executives), or such comparable alternative benefits or payments as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Executive under this Agreement.

(d) Disability.  “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment.  In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) Good Reason.  “Good Reason” shall mean the Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent:

(i) A material reduction in the Executive’s base compensation as in effect immediately prior to such reduction not including a substantially similar reduction that applies to all similarly situated executives;

(ii) The assignment to the Executive of any duties, or the reduction of the  Executive’s duties, either of which results in a material diminution of the Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute “Good Reason;”

(iii) A material change in the geographic location at which the Executive must perform services (in other words, the relocation of the Executive to a facility that is more than twenty-five (25) miles from the Executive’s current location); or

(iv) the failure of the Company to obtain the assumption of the Agreement by a successor and/or acquirer.

The Executive shall not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that the Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f) Involuntary Termination.  “Involuntary Termination” shall mean (i) without the Executive’s express written consent, the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; (ii) without the Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (v) the relocation of the Executive to a facility or a location more than 25 miles from the Executive’s then present location, without the Executive’s express written consent; (vi) any termination of the Executive’s employment by the Company that is not effected for death, Disability or for Cause; (vii) the failure of the Company to obtain the assumption of this Agreement by any successor; (viii) any material breach by the Company of any material provision of this Agreement; (ix) any purported termination of the Executive’s employment by the Company that is not effected pursuant to a notice of termination satisfying the requirements of paragraph 19 below, and for purposes of this Agreement, no such purported termination shall be effective; or (x) provision of notice of non-renewal or extension of the Employment Period as provided for in paragraph 2 above.

(g) Termination Date.  “Termination Date” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination (pursuant to paragraph 19) is given to the Executive (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period), (ii) if the Executive’s employment is terminated by reason of the Executive’s death, the date of death, (iii) if the Agreement is terminated by the Executive, such date as the Executive specifies in his notice of termination (pursuant to paragraph 19) to the Company, (iv) if the Agreement is terminated by either the Executive or the Company in connection with a notice of non-renewal or extension of the Employment Period as provided for in paragraph 2 above, the expiration of such Period, or (v) if the Company terminates the Executive’s employment, the date specified by the Company in the notice of termination to the Executive (pursuant to paragraph 19).

12. Proprietary Information.  During the Employment Period and thereafter, the Executive agrees to comply with the Employee Patent, Secrecy and Invention Agreement, which the Executive executed as of February 1, 1995 (the “Employee Agreement”), which is incorporated herein by reference.

13. Covenant Not to Compete or Solicit.

(a) Non-Competition.  The Executive agrees that for a period of thirty-six (36) months following the Executive’s termination of employment with the Company for any reason (other than death), the Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or (to the Executive’s knowledge, after due inquiry) intends to engage in, a “restricted business” (as defined below).

Ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock owned by the Executive on the Effective Date, shall not constitute a violation of this provision.

(b) Non-Solicitation.  The Executive agrees that for a period of thirty-six (36) months following the Executive’s termination of employment for any reason (other than death), the Executive shall not (i) solicit, encourage or take any other action that is intended to induce any other employee of the Company to terminate his or her employment with the Company, or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit any entity with which the Executive may be affiliated from hiring a former employee of the Company.

(c) World-wide.  The parties acknowledge that the market for the Company’s products is world-wide, and that, in this market, products from any nation compete with products from all other countries.  Accordingly, the parties agree that the provisions of this paragraph 13 shall apply to each of the states and counties of the United States, including each county in California, and to each country world-wide.

(d) Severability.  The parties intend that the covenants contained in the preceding subparagraphs shall be construed as a series of separate covenants, one for each county of California, each state of the Union, and each country.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained in the preceding subparagraphs.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said subparagraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of this paragraph 13 should ever be deemed to exceed the time of geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

(e) Restricted Business.  For purposes of this Agreement, “restricted business” shall mean any business that is engaged in or (to the Executive’s knowledge, after due inquiry) preparing to engage in the design, manufacture, marketing, sale or distribution of communications headsets, communications handsets, or related products, assemblies, subassemblies, components, and the repair or refurbishment of same.

14. Indemnification.  In accordance with the Company’s current indemnification policies, the Company shall indemnify the Executive if the Executive is or becomes a party or is threatened to be made a party to any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of the Executive while an officer or director, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Executive in connection with such action, suit or proceeding if the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful.

15. Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in paragraph 10(a) of this Agreement, subject to the terms and conditions therein.

16. Arbitration.

(a) Agreement.  The Company and the Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration, unless otherwise required by law, to be held in Santa Clara County, California, and administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The Arbitrator shall have the power to award any remedies available under applicable law, and the Arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) Governing Law.  The arbitrators shall apply California law to the merits of dispute or claim, without reference to rules of conflicts of law.  The Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Costs and Fees of Arbitration.  The Executive shall pay the initial arbitration filing (but only so much of the filing fees as the Executive would have instead paid had he filed a complaint in a court of law), and the Company shall pay the remaining costs and expenses of such arbitration (unless the Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law).  The Company and the Executive shall each pay separately its counsel fees and expenses unless otherwise required by law.

(d) Equitable Relief.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(e) Executive’s Representation.  THE EXECUTIVE HAS READ AND UNDERSTANDS THIS PARAGRAPH, WHICH DISCUSSES ARBITRATION.  THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

17. Absence of Conflict.  The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

18. Assignment.  This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributors, devisees, legatees, successors and assigns.  This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity, except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries or to any successor by merger, provided that such assignment will not relieve the Company of its obligations hereunder.  If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

19. Notices.

(a) General.  For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:                                               S. Kenneth Kannappan
c/o Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060

If to the Company:                                               Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attn: General Counsel

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.  Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

(b) Notice of Termination.  Any termination by the Company for Disability or Cause, or by the Executive as a result of a voluntary resignation or an Involuntary Termination, shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph 19(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date in accordance with paragraph 11(g).  The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

20. Integration.  This Agreement, the Employee Agreement dated February 1, 1995, the Executive’s Indemnification Agreement also dated March 27, 1997, and the respective agreements governing the Executive’s Company stock options and other equity awards represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral.  As of the Effective Date, the Amended and Restated Employment Agreement between the Company and the Executive dated as of January 26, 2009 is superseded.  No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

21. Waiver.  Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

22. Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

23. Headings.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

24. Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive law, and not the choice of law rules, of the State of California.

25. Counterparts.  This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PLANTRONICS, INC.

By: s/Richard R. Pickard
Richard R. Pickard

Title: Vice President – Legal, General Counsel & Secretary

EXECUTIVE:

By: s/S. Kenneth Kannappan
S. Kenneth Kannappan